KIMBERLY-CLARK CORPORATION
PERFORMANCE RESTRICTED STOCK UNIT
AWARD AGREEMENT

This Award, granted effective on February 29, 2016, by Kimberly-Clark Corporation, a Delaware corporation (hereinafter called the “Corporation”), to ________________ (the “Participant”) is subject to the terms and conditions of the 2011 Equity Participation Plan (the “Plan”) and the Award Agreement.

W I T N E S S E T H:

WHEREAS, the Corporation has adopted the Plan to encourage those employees who materially contribute, by managerial, scientific or other innovative means, to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation’s and its Affiliate's long-term success;

NOW, THEREFORE, it is agreed as follows:

1.
Number of Share Units Granted. The Corporation hereby grants to the Participant Performance Restricted Stock Units (“PRSUs”) at the target level of ______ (the “Target Level”), subject to the terms, conditions and restrictions set forth herein and in the Plan, and the Corporation's attainment of the Performance Goals established by the Committee as set forth on Appendix A-1. The actual number of PRSUs earned by the Participant at the end of the Restricted Period may range from 0 to 200% of the Target Level.

2.    Transferability Restrictions.

(a)
Restricted Period. During the Restricted Period, the Participant may not sell, assign, transfer, or otherwise dispose of, or mortgage, pledge or otherwise encumber the Award, and any such attempted sale, assignment, transfer, pledge or disposal shall be void. Except as provided under paragraph 2, the Award, including any accrued dividend equivalents, shall be subject to forfeiture until the end of the Restricted Period. Participant becomes 100% vested in the number of PRSUs earned based on attainment of the Performance Goal at the end of the Restricted Period as approved and authorized by the Committee.

The Restricted Period shall begin on the date of the granting of this Award, and shall end on February 28, 2019. Holders of Awards shall have none of the rights of a shareholder with respect to such shares including, but not limited to, any right to receive dividends in cash or other property or other distribution or rights in respect of such shares except as otherwise provided in this Agreement, nor to vote such shares as the record owner thereof.

During each year in the Restricted Period, the Participant will not be paid dividend equivalents on the unvested PRSUs but the Participant will receive a credit equal to dividends declared on the Corporation’s Common Stock which will be reinvested in additional PRSUs at the then fair market value of the Corporation’s Common Stock on the date dividends are paid, and the additional PRSUs will be accumulated and paid if and when the PRSUs vest, based on the actual number of PRSUs that vest. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Corporation. The Corporation shall not be required to segregate any cash or other property of the Corporation.

(b)
Termination of Employment. Participant shall forfeit any unvested Award, including any accrued dividend equivalents, upon termination of employment unless such termination (i) is due to a Qualified Termination of Employment, or (ii) if more than six months after the Grant Date, due to death, Retirement, Total and Permanent Disability, or the shutdown or divestiture of a business unit. A termination of employment shall not be deemed to have occurred while a Participant is on military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For purposes of this subparagraph, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing sentence, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan. A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan.

(c)
Death, Retirement, or Total and Permanent Disability. In the event that more than six months after the Grant Date the Participant’s termination of employment is due to death or Total and Permanent Disability, it shall result in pro rata vesting in the number of PRSUs earned. This pro rata vesting shall be determined based on the Target Level of PRSUs (including any accrued dividend equivalents accumulated pursuant to Section 2(a)) (1) prorated for the number of full months of employment during the Restricted Period prior to the Participant’s termination of employment, multiplied by (2) the Performance Goal percentage as approved and authorized by the Committee at the end of the Restricted Period. Any fractional share of the Corporation resulting from such a prorated award shall be rounded to the nearest whole share and shall be paid within 70 days following the end of the Restricted Period. In the event that more than six months after the Grant Date the Participant’s termination of employment is due to Retirement it shall result in 100% vesting in the number of PRSUs earned based on attainment of the Performance Goal at the end of the Restricted Period as approved and authorized by the Committee, and such Award shall be paid within 70 days following the end of the Restricted Period.

Notwithstanding this Section 2(c), if the Corporation receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable Retirement treatment that applies to the PRSUs under this Section 2(c) being deemed unlawful and/or discriminatory, then the Corporation will not apply the favorable Retirement treatment and PRSUs will be treated as they would under the rules that apply if the Participant’s employment with the Corporation or an Affiliate ends for any other reason, as applicable.

(d)
Shutdown or Divestiture. In the event that more than six months after the Grant Date the Participant’s termination of employment is due to the shutdown or divestiture of the Corporation’s or its Affiliate’s business it shall result in pro rata vesting in the number of PRSUs earned. This pro rata vesting shall be determined based on the Target Level of PRSUs (including any accrued dividend equivalents accumulated pursuant to Section 2(a)) (1) prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment, multiplied by (2) the Performance Goal percentage as approved and authorized by the Committee at the end of the Restricted Period. Any fractional share of the Corporation resulting from such a prorated award shall be rounded to the nearest whole share and shall be paid within 70 days following the end of the Restricted Period.

(e)
Qualified Termination of Employment. In the event of a Qualified Termination of Employment the Award which would have otherwise been forfeited will be handled consistent with subsection 14(b) of the Plan and shall be paid within 10 days following the last day of employment of the Participant with the Corporation. Notwithstanding anything in this Agreement to the contrary, the payment of an Award to a Key Employee who has separated from service due to a Qualified Termination of Employment shall be made at the earlier of the first day of the seventh month following the date of separation from service or the end of the Restricted Period. A Key Employee is any Participant who meets the definition of a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder.

(f)
Payment of Awards. The payment of the Award, including any accrued dividend equivalents accumulated pursuant to Section 2(a), shall be made in shares of Common Stock. Except as may otherwise be provided in subparagraph 2(e), the payment of an Award shall be made within 70 days following the end of the Restricted Period.

(g)
Payment of Withholding Taxes. No shares of Common Stock, nor any cash payment, may be delivered under this Award, unless prior to or simultaneously with such issuance, the Participant or, in the event of his death, the person succeeding to his rights hereunder, shall pay to the Corporation or an Affiliate, as applicable, such amount as the Corporation advises is required under applicable federal, state or local laws to withhold and pay over to governmental taxing authorities in relation to this Award. The Corporation may, in its discretion, withhold payment of required withholding taxes with cash or shares of Common Stock which otherwise would be delivered following the date of vesting of the Award under this paragraph 2.

3.
Nontransferability. Neither the Award nor the Participant’s right to receive payment for vested Awards may be assigned or transferred except upon the death of the Participant (i) by will, or (ii) by the laws of descent and distribution.

4.
Compliance with Law. No payment may be made under this Award, unless prior to the issuance thereof, the Corporation shall have received an opinion of counsel to the effect that this Award by the Corporation to the Participant will not constitute a violation of the U.S. Securities Act of 1933, as amended. As a condition of this Award, the Participant shall, if requested by the Corporation, submit a written statement in form satisfactory to counsel for the Corporation, to the effect that any shares received under this Award shall be for investment and not with a view to the distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended, and the Corporation shall have the right, in its discretion, to cause the certificates representing shares hereunder to be appropriately legended to refer to such undertaking or to any legal restrictions imposed upon the transferability thereof by reason of such undertaking.

The Award granted hereby is subject to the condition that if the listing, registration or qualification of the shares subject hereto on any securities exchange or under any state or federal law, or if the consent or approval of any regulatory body shall be necessary as a condition of, or in connection with, the granting of the Award or the delivery of shares thereunder, such shares may not be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. The Corporation agrees to use its best efforts to obtain any such requisite listing, registration, qualification, consent or approval.

The Participant is solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses, or notices, which may be necessary for the Participant to hold the Award, or to receive any payment of cash or shares or to hold or sell the shares subject to the Award, if any. Neither the Corporation nor its Affiliates will be responsible for obtaining any such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties the Participant may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.

5.
No Right of Continued Employment. The granting of this Award does not confer upon the Participant any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates reserve the right to discharge the Participant whenever the interest of the Corporation or its Affiliates may so require without liability to the Corporation or its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee, except as to any rights which may be expressly conferred on the Participant under this Award.

6.
Discretion of the Corporation, Board of Directors and the Committee. Any decision made or action taken by the Corporation or by the Board of Directors of the Corporation or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of this Award shall be within the absolute discretion of the Corporation, the Board of Directors of the Corporation or the Committee, as the case may be, and shall be conclusive and binding upon all persons.

7.
Inalienability of Benefits and Interest. This Award and the rights and privileges conferred hereby shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of the Participant.

8.
Delaware Law to Govern. The Plan is governed by and subject to the laws of the United States of America. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this Award and any rights under the Plan shall be determined in accordance with the laws of the State of Delaware and federal courts located in the District of Delaware shall be the exclusive forum for any dispute arising out of related to the Award or the Award Agreement and the Participant consents to and waives any objection to the exercise of personal jurisdiction and venue by such courts.

9.
Purchase of Common Stock. The Corporation and its Affiliates may, but shall not be required to, purchase shares of Common Stock of the Corporation for purposes of satisfying the requirements of this Award. The Corporation and its Affiliates shall have no obligation to retain and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock of the Corporation purchased for satisfying the requirements of this Award.

10.
Notices. Any notice to be given to the Corporation under this Award shall be addressed to the Corporation in care of its Director of Compensation located at the World Headquarters, and any notice to be given to the Participant under the terms of this Award may be addressed to him at his address as it appears on the Corporation's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government or any equivalent non-U.S. postal service.

11.
Changes in Capitalization. In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee in (a) the number of shares subject to this Award, and (b) such other provisions of this Award as may be necessary and equitable to carry out the foregoing purposes.

12.
Effect on Other Plans. All benefits under this Award shall constitute special incentives and shall not affect the level of benefits provided to or received by the Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. This Award shall not be construed to affect in any way the Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

13.
Discretionary Nature of Award. The grant of an Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of PRSUs and vesting provisions. The value of the Award is an extraordinary item outside the scope of the Participant’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.
Data Privacy. The Participant hereby authorizes their employer to furnish the Corporation (and any agent of the Corporation administering the Plan or providing Plan recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and administration of the Plan and the Participant waives any data privacy rights such Participant might otherwise have with respect to such information.

15.
Conflict with Plan. This Award is awarded pursuant to and subject to the Plan. This Agreement is intended to supplement and carry out the terms of the Plan. It is subject to all terms and provisions of the Plan and, in the event of a conflict, the Plan shall prevail.

16.
Successors. This Award Agreement, including but not limited to the non-competition obligations described in Section 19 below, shall be binding upon and inure to the benefit of any successor or successors of the Corporation.

17.
Amendments. The Committee may at any time alter or amend this Award to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, and (3) permitted under applicable provisions of the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended (including rule 16b-3 thereof).

18.	Defined Terms. Terms which are capitalized are defined herein or in the Plan and have the same meaning set forth in the Plan, unless the context indicates otherwise.

19.	Non-Competition Provisions For U.S. Participants Only.

(a)    During the term of the Participant’s employment and for a period of two (2) years following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, without the written consent of the Corporation, anywhere in the United States of America, either directly or indirectly, perform duties or undertake responsibilities for a Competitor that are the same or substantially similar to those duties or responsibilities that the Participant performed or undertook for the Corporation or an Affiliate during the two (2) year period prior to the end of the Participant’s employment with the Corporation or an Affiliate. As used herein, “Competitor” means any person or entity whose business engages in the same or substantially the same business as the Business of the Corporation. As used herein, “Business of the Corporation” is the development, production, sales and/or marketing of health and hygiene products. The foregoing restriction shall not apply if the Participant resides and/or primarily works in the State of California.

(b)     During the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant agrees to notify the Corporation in writing prior to accepting new employment, or engaging in any other activity which may violate this Agreement, and the Participant agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of employer; address of employer; name of new team leader; job title; and scope and responsibilities of the new position. The Participant recognizes that such duty of notification is absolute and is not affected by the Participant’s belief that such employment may perhaps not violate this Agreement or otherwise be unfairly competitive with the Corporation. The Participant’s written notice should be addressed to General Counsel, Attention: Noncompetition and Confidentiality Agreement, Kimberly-Clark Corporation, 351 Phelps Drive, Irving, TX 75038. Provided, however, the foregoing notice requirement shall not apply if the Participant resides and/or primarily works in the State of California.

(c)    During the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant shall provide a copy of Section 19 of this Agreement to each new employer before starting in any new employment. The Participant agrees that the Corporation may notify any third party about the Participant’s obligations under Section 19 of this Agreement until such obligations are fulfilled.

(d)    If any provision of this Section 19 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 19 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court should revise or reform any aspect of this Section 19 so as to make the scope of such Section 19 as broad as can be enforced under applicable law.

(e)    In the event of an anticipated or actual breach by the Participant of this provision, the Participant acknowledges and agrees that damages would not be an adequate remedy to compensate the Corporation for the harm to the business of the Corporation and, in such event, agrees that the Corporation shall be entitled to a temporary restraining order and to temporary injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Agreement shall be construed to limit any permanent relief to which the Corporation may be entitled or the damages otherwise recoverable by the Corporation in any such event.

(f)    If the Participant violates any aspect of this provision, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Participant may be required to pay, the Participant understands and agrees that the Participant shall be required to reimburse the Corporation for all its costs incurred to enforce this Agreement, including but not limited to, all attorneys’ fees.

20.
Acceptance of Award Terms and Conditions. A Participant has until the end of the one hundred twenty (120) day period beginning from the Grant Date of this Award to accept this Award Agreement. If the Participant does not accept this Award Agreement on or before the end of such one hundred twenty (120) day period then the grant of the Award, as set forth in Section 1, shall not be binding on and shall be voidable by the Corporation, in which case it shall have no further force or effect.

Acknowledgment of Conditions

I understand, acknowledge and agree to the following conditions with respect to the Award granted to me under the Plan:

•
The Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended, cancelled or terminated at any time, to the extent permitted by the Plan. The grant of an Award is a voluntary and occasional benefit and does not create any contractual or other right to receive an Award or benefits in lieu of an Award in the future, even if the Awards have been granted in the past. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of Awards, vesting provisions and the exercise price.

•
My participation in the Plan is voluntary. Participation in the Plan will not create a right to further employment with my actual employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate my employment relationship at any time. Further, the Award and my participation in the Plan will not be interpreted to form an employment contract or relationship with the Corporation or any Affiliate.

•
The Award and the shares of Common Stock subject to the Award, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Corporation or, if different, the Employer, and which are outside the scope of my employment contract, if any, and are not intended to replace any pension rights or compensation. As such, the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation, the Employer or any other Affiliate.

•
Unless otherwise agreed with the Corporation, the Award and shares of Common Stock subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service I may provide as a director of any Affiliate.

•	The future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty.

•	The Award will be subject to any policy adopted by the Corporation relating to the recovery of such Award to the extent it is determined that the Performance Goals were not actually achieved.

•
No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of my employment by the Corporation or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Award, to which I am otherwise not entitled, I irrevocably agree never to institute any claim against the Corporation, the Employer or any other Affiliate, waive my ability, if any, to bring any such claim, and release the Corporation, the Employer and all other Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, I shall be deemed irrevocably to have agreed not to pursue such a claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims.

•
In the event of termination of my employment (whether or not in breach of local labor laws and except as otherwise explicitly provided in the Award Agreement of the Plan), my right to receive PRSUs and vest in the Award under the Plan, if any, will terminate effective as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when I am no longer actively employed for purposes of the Award (including whether I may still be considered employed while on a leave of absence).

•
The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding participation in the Plan, or my acquisition or sale of the underlying shares of Common Stock. Further, I have been advised to consult with my own advisors regarding participation in the Plan before taking any action related to the Plan.

•
Neither the Corporation, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to me pursuant to the settlement of the PRSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

•
Regardless of any action the Corporation or the Employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Corporation or the Employer. I further acknowledge that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the PRSUs, the vesting of PRSUs, the conversion of the PRSUs into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

•
Prior to the relevant taxable or tax withholding event, as applicable, I shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy or account for all Tax-Related Items. In this regard, I authorize the Corporation or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)	withholding from my wages or other cash compensation paid to me by the Corporation and/or the Employer; or

(2)
withholding from the proceeds of the sale of shares acquired upon vesting of the Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on my behalf, pursuant to this authorization); or

(3)	withholding shares to be issued upon vesting of the Award.

•
To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, I am deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of my participation in the Plan.

•
I shall pay to the Corporation or to the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to deliver shares or the proceeds of the sale of shares to me if I fail to comply with my obligations in connection with the Tax-Related Items.

•
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Award Agreement by and among, as applicable, my Employer, the Corporation, and its other Affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.

•
I understand that the Corporation and my Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all Awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in my favor (“Data”), for the purpose of implementing, administering and managing the Plan.

•
I understand that Data will be transferred to Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Corporation, Merrill Lynch and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing my consent is that the Corporation would not be able to grant me PRSUs or other equity awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more informationon the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

•
The Plan and the Award are governed by and subject to U.S. law. Interpretation of the Plan and my rights under the Plan will be governed by provisions of U.S. law. For purposes of litigating any dispute that arises under this Award or Award Agreement, the parties submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the federal courts for the United States for the District of Delaware, and no other courts, where this Award is made and/or to be performed; and waive, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

•
I understand that I am solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses or notices, which may be necessary for my Award, to acquire the shares or to hold or sell the shares subject to the PRSU award. Neither the Corporation nor its Affiliates will be responsible for obtaining such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties I may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.

•
The provisions of this Award Agreement are severable and if one or more of the provisions of this Award Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nonetheless be binding and enforceable. To the extent that any provisions of this Award Agreement are held to be invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

•
If I have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

•
Notwithstanding any provisions in this Award Agreement, if I relocate to a country outside of the United States, the special terms and conditions for such country will apply to me, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

•	For U.S. Participants only: I acknowledge that the grant of an Award is expressly conditioned on the non-competition provisions set forth in Section 19

•
The Corporation reserves the right to impose other requirements on my participation in the Plan, on the Award and on any shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by on-line delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third-party designated by the Corporation.

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A waiver by the Corporation of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by me or any other participant.

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I may be subject to insider trading restrictions and/or market abuse laws, which may affect my ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., PRSUs) under the Plan during such times as I am considered to have “inside information” regarding the Corporation (as defined by the laws in my country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. I am responsible for ensuring my compliance with any applicable restrictions and am advised to speak with my personal legal advisor on this matter.

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My country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect my ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares acquired under the Plan) in a brokerage or bank account outside my country. I may be required to report such accounts, assets or transactions to the tax or other authorities in my country. I also may be required to repatriate sale proceeds or other funds received as a result of my participation in the Plan to my country through a designated bank or broker within a certain time after receipt. I acknowledge that it is my responsibility to be compliant with such regulations, and that I am advised to consult my personal legal advisor for any details.

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I acknowledge that I have reviewed the Corporation’s Code of Conduct. I further acknowledge that I understand and will comply with the terms and standards contained in that Code of Conduct, including but not limited to the prohibition against retaliation, and specifically acknowledge that I have an obligation to report suspected violations of the Code of Conduct pursuant to the Corporation’s Escalation Policy.

Conclusion and Acceptance

I accept this grant via electronic signature by clicking the "Accept" icon and certify that I have read, understand and agree to the terms and conditions of the 2011 Equity Participation Plan (the "Plan"), the provisions of the applicable Award Agreement and all other applicable documents. I hereby authorize the Employer to furnish the Corporation (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and enable administration of the Plan and I understand that such information shall be used only as long and to the extent necessary to administer my participation in the Plan. I agree that my participation in the Plan and the Awards granted to me under the Plan will be governed solely by provisions of U.S. law.

KIMBERLY-CLARK CORPORATION
PERFORMANCE RESTRICTED STOCK UNIT
AWARD AGREEMENT

Appendix A-1

Performance Goal for Kimberly-Clark Corporation
Performance Restricted Stock Unit Awards Granted in 20161

50% of the Performance Goal will be based on attainment of Three Year Average ROIC performance set forth below for the Performance Period, and 50% of the Performance Goal will be based on attainment of the Three Year Average Net Sales growth set forth below for the Performance Period.

Payout as a Percentage of Target

Weight	Measure	0%	50%	100%	150%	200%
50%	Net Sales	(0.90%)	0.70%	1.60%	2.90%	4.10%
50%	ROIC	22.20%	22.70%	23.20%	23.70%	24.20%

Net Sales is defined as consolidated revenues as reported.

Annual ROIC is defined as consolidated after-tax operating profit plus earnings from equity companies for the year, divided by invested capital. Invested capital will be defined as the average total assets less notes receivable and non-interest bearing current liabilities.

Performance Period - January 1, 2016 through December 31, 2018.

Three Year Average ROIC shall be the Annual ROIC for each year in the Performance Period divided by three and rounded to the nearest hundredth of a percent.

Three Year Average Net Sales shall be the Annual Net Sales growth for each year in the Performance Period divided by three and rounded to the nearest hundredth of a percent.

Any adjustment to Three Year Average Net Sales or the Three Year Average ROIC will be approved by the Management Development and Compensation Committee.

1Performance Goal - The Management Development and Compensation Committee (the “Committee”) intends to exercise its discretion so that all performance restricted share unit awards granted will be paid in accordance with the Performance Goal formula set forth above. If the Committee did not exercise this discretion, each Executive Officer (as defined by Rule 3b-7 of the Securities Exchange Act of 1934) would be paid based on an award of 200% of Target provided that the Corporation has positive earnings per share for the Performance Period. In addition, the Committee awarded an amount equal to any dividends and other distributions which would have been paid on shares of Common Stock, based on the number of PRSUs that vest under this Award, provided the Corporation has positive earnings per share for the applicable calendar quarter.